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                                                                    EXHIBIT 10.3

                     [LETTERHEAD OF THE DIME SAVINGS BANK
                               OF NEW YORK, FSB]



                                    February 29, 1996



Mr. Cody T Sickle
The Dime Savings Bank of New York, FSB
EAB Plaza - 11th Floor
Uniondale, NY 11556

Dear Cody:

     As we have discussed, your Revised Benefits Continuation Agreement with Anchor Savings Bank FSB, effective as of July 5, 1994 expires tomorrow and going forward the terms of your employment will be as set forth in a new Employment Agreement with The Dime Savings Bank of New York, FSB (the "Bank") dated as of March 1, 1996 (the "New Agreement"). In order to induce you to accept the New Agreement and remain in the employ of the Bank, the Bank agrees to provide you with a separate and supplemental severance benefit as follows:

     If the Bank at any time prior to March 1, 1997 terminates your employment, or if at any time after 90 days from the date hereof and prior to March 1, 1997 you terminate your employment with the Bank, then you may at your option elect, by the giving of notice to the Bank within 30 days after notice of termination of employment is given by the Bank or by you, to receive a lump sum severance payment (subject to applicable withholding) equal to three times your annual compensation (as defined in the New Agreement) as in effect on such date of termination (or, if higher, as in effect at any time from the date hereof through the date of termination). Such lump sum severance payment, if elected, shall be in lieu of any severance payment based on salary and/or cash incentive and provided for, either in the New Agreement or under any other agreement, policy or program of the Bank, but shall not otherwise affect your rights to receive any other severance benefits provided for thereunder. The Bank's obligation to make the payment above, however, will be subject to applicable statutory and regulatory restrictions.

     I have asked our counsel to prepare promptly a formal agreement embodying the foregoing provisions, together with such other provisions as shall be consistent with our discussions and reasonably acceptable to you, including but not limited to provisions that upon
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Mr. Cody T Sickle                    - 2 -                     February 29, 1996



making the election described above: (1) all unvested options shall become vested, and all options shall remain exercisable, in each case as if there had been no termination of employment; (2) you shall continue to have insurance coverage for the remaining term of the New Agreement then in effect; (3) if the payments contemplated hereby shall result in the imposition of any Excise Tax (as defined in the New Agreement), then the Bank shall indemnify and hold you harmless with respect to such tax; (4) you shall be reimbursed for all reasonable legal fees, costs and disbursements incurred in enforcing your rights as set forth herein, in any action in which you are the prevailing party. Pending the execution and delivery of such an agreement, you shall be entitled to rely on the rights granted by this letter in all respects, effective on the date hereof.

                                    Sincerely,


                                    /s/ James M. Large, Jr.
                                    James M. Large, Jr.